Exhibit 99.1

Piedras Negras Brewery Business

Carve-out Combined Financial Statements

December 31, 2012 and 2011 and January 1, 2011

Piedras Negras Brewery Business

Carve-out Combined Financial Statements

Index

December 31, 2012 and 2011 and January 1, 2011

Independent Auditor’s Report on Carve-Out Combined Financial Statements

Mexico City, April 29, 2013

To the directors and stockholders of

Grupo Modelo, S. A. B. de C. V.

We have audited the accompanying carve-out combined financial statements of the Compañía Cervecera de Coahuila, S. A. de C. V. and Servicios Modelo de Coahuila, S. A. de C. V. businesses (together the “Piedras Negras Brewery Business”) a component of Grupo Modelo, S. A. B. de C. V. as described in Note 1 (Background and basis of presentation), which comprise the carve-out combined statements of financial position as of December 31, 2012 and 2011 and January 1, 2011 and the carve-out combined statements of comprehensive income, changes in parent’s net investment in the business and cash flows for each of the years ended December 31, 2012 and 2011.

Management’s responsibility for the carve-out combined financial statements

Management is responsible for the preparation and fair presentation of these carve-out combined financial statements in accordance with International Financial Reporting Standards (“IFRS”), this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of carve-out combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the carve-out combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the carve-out combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the carve-out combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Piedras Negras Brewery Business preparation and fair presentation of the carve-out combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Piedras Negras Brewery Business internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the carve-out combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the carve-out combined financial statements referred to above present fairly, in all material respects, the financial position of the Piedras Negras Brewery Business as of December 31, 2012 and 2011 and January 1, 2011 and its financial performance and its cash flows for the years ended December 31, 2012 and 2011 in accordance with IFRS.

Emphasis of matter

Without qualifying our opinion, we draw attention to the fact that, as mentioned in Note 19 to the carve-out combined financial statements, significant portions of the Piedras Negras Brewery’s sales, purchases and financing are conducted with its related parties.

PricewaterhouseCoopers, S. C.

/s/ Omar Penna Estrada

Omar Penna Estrada

Audit Partner

Mexico City, Mexico

Piedras Negras Brewery Business

Carve-out Combined Statements of Financial Position

As of December 31, 2012 and 2011 and January 1, 2011

(Amounts expressed in Mexican pesos, as explained in Notes 1, 2 and 21)

	December 31, 2012	December 31, 2011	January 1, 2011
Assets

CURRENT:
Cash and cash equivalents (Note 5)	$266,865,952	$235,833,903	$73,081,657
Accounts receivable - Net (Note 6)	531,472,246	374,845,236	434,936,679
Accounts receivable from related parties (Note 19)	181,675,784	39,608,861	101,202,064
Inventories (Note 7)	1,076,215,631	979,775,108	840,969,517
Advanced payments and warranty deposits	14,244,492	15,083,036	10,725,723

Total current assets	2,070,474,105	1,645,146,144	1,460,915,640

NON-CURRENT:

Property, plant and equipment - Net (Note 8)	8,478,124,736	8,423,845,507	8,123,407,558

Intangible assets - Net (Note 9)	137,408,650	155,934,711	174,461,551

Total non-current assets	8,615,533,386	8,579,780,218	8,297,869,109

Total assets	$10,686,007,491	$10,224,926,362	$9,758,784,749

Liabilities

CURRENT:
Suppliers and other payables (Note 10)	$411,251,797	$487,803,371	$574,112,246
Borrowings from related parties, short term (Note 19)	1,500,000,000	1,500,000,000	50,000,000
Income tax payable (Note 11)	140,569,994	3,877,032	4,539,459
Accounts payable to related parties (Note 19)	440,888,369	445,999,405	890,153,727

Total current liabilities	2,492,710,160	2,437,679,808	1,518,805,432

NON-CURRENT:
Borrowings from related parties, long-term (Note 19)	1,427,000,000	2,927,000,000	4,427,000,000

Employee benefits (Note 12)	17,705,279	11,782,979	14,486,571

Deferred income taxes (Note 11)	786,774,670	384,077,876	125,488,624

Total non-current liabilities	2,231,479,949	3,322,860,855	4,566,975,195

Total liabilities	4,724,190,109	5,760,540,663	6,085,780,627

Parent’s Net Investment in the Business (Note 13)

Parent’s net investment in the business	5,917,974,923	4,461,346,596	3,670,550,258

Legal Reserve	43,842,459	3,039,103	2,453,864

Total parent’s net investment in the business	5,961,817,382	4,464,385,699	3,673,004,122

Total liabilities and parent’s net investment in the business	$10,686,007,491	$10,224,926,362	$9,758,784,749

The accompanying notes are an integral part of these carve-out combined financial statements, which were authorized for issuance on April 29, 2013 by the undersigned.

C.P. Emilio Fullaondo Botella	C.P. Narciso Gálvez Peña
Vice President of Administration and Finance	Director of Tax, Consolidation and Normative
Grupo Modelo, S.A.B. de C.V.	Grupo Modelo, S.A.B. de C.V.

Piedras Negras Brewery Business

Carve-out Combined Statements of Comprehensive Income by Function of

Expenses

For the years ended December 31, 2012 and 2011

(Amounts in Mexican pesos, as explained in Notes 1, 2 and 21)

	2012	2011
Net beer sales, related parties	$9,902,391,158	$6,850,203,857
Other regular income, related parties (Note 14)	1,291,463,403	896,648,630

	11,193,854,561	7,746,852,487

Cost of sales (Notes 7, 8 and 9)	7,582,091,001	5,570,328,381

Gross profit	3,611,763,560	2,176,524,106

Operating expenses (Note 8):
Sales and distribution (Note 1)	75,789,757	40,331,652
Administrative (Notes 1 and 15)	596,964,354	397,192,037

	672,754,111	437,523,689

Other income - Net (Note 16)	11,557,451	15,441,342

Operating profit	2,950,566,900	1,754,441,759

Finance income	8,491,587	13,214,349
Finance costs	(214,010,822)	(270,728,074)
Foreign exchange (loss) gain - Net	(9,082,456)	13,190,013

Financial expenses - Net (Note 17)	(214,601,691)	(244,323,712)

Profit before income tax	2,735,965,209	1,510,118,047
Income tax expense (Note 11)	758,141,958	404,047,436

Combined net income for the year	1,977,823,251	1,106,070,611

ITEMS OF OTHER COMPREHENSIVE INCOME:
Employee benefits, net of taxes (Note 12)	(2,931,526)	3,394,775

Combined Comprehensive Income	$1,974,891,725	$1,109,465,386

The accompanying notes are an integral part of these carve-out combined financial statements, which were authorized for issuance on April 29, 2013 by the undersigned.

C.P. Emilio Fullaondo Botella	C.P. Narciso Gálvez Peña
Vice President of Administration and Finance	Director of Tax, Consolidation and Normative
Grupo Modelo, S.A.B. de C.V.	Grupo Modelo, S.A.B. de C.V.

Piedras Negras Brewery Business

Carve-out Combined Statements of Changes in Parent’s Net Investment in

the Business

For the years ended December 31, 2012 and 2011

(Amounts in Mexican pesos, as explained in Notes 1, 2 and 21)

	Parent’s Net Investment in the Business	Legal reserve	Total
Balances at January 1, 2011	$3,670,550,258	$2,453,864	$3,673,004,122

Transactions with shareholders:
Application of retained earnings to legal reserve	(585,239)	585,239
Distribution to parent (Note 1)	(318,083,809)		(318,083,809)

Total transactions with shareholders	(318,669,048)	585,239	(318,083,809)

Comprehensive income:
Net income for the year	1,106,070,611		1,106,070,611

Employee benefits - Net of tax (Note 12)	3,394,775		3,394,775

Total comprehensive income	1,109,465,386		1,109,465,386

Balances at December 31, 2011	4,461,346,596	3,039,103	4,464,385,699

Transactions with shareholders:
Application of retained earnings to legal reserve	(40,803,356)	40,803,356
Distribution to parent (Note 1)	(477,460,042)		(477,460,042)

Total transactions with shareholders	(518,263,398)	40,803,356	(477,460,042)

Comprehensive income:
Net income for the year	1,977,823,251		1,977,823,251

Employee benefits, net of tax (Note 12)	(2,931,526)		(2,931,526)

Total comprehensive income	1,974,891,725		1,974,891,725

Balances at December 31, 2012	$5,917,974,923	$43,842,459	$5,961,817,382

The accompanying notes are an integral part of these carve-out combined financial statements, which were authorized for issuance on April 29, 2013 by the undersigned.

C.P. Emilio Fullaondo Botella	C.P. Narciso Gálvez Peña
Vice President of Administration and Finance	Director of Tax, Consolidation and Normative
Grupo Modelo, S.A.B. de C.V.	Grupo Modelo, S.A.B. de C.V.

Piedras Negras Brewery Business

Carve-out Combined Statements of Cash Flows

For the years ended December 31, 2012 and 2011

(Amounts in Mexican pesos, as explained in Notes 1, 2 and 21)

	2012	2011
Operating activities

Profit before income tax	$2,735,965,209	$1,510,118,047

Depreciation and amortization (Note 8 and 9)	404,021,364	373,116,447
Net cost of employee benefits for the year	881,348	889,562
Loss on sale of property, plant and equipment (Note 8)	297,740	293,326
Finance income (Note 17)	(8,491,587)	(13,214,349)
Finance cost (Note 17)	214,010,822	270,728,074

Operating flows prior to changes in working capital	3,346,684,896	2,141,931,107

(Increase) decrease in accounts receivable and others	(156,630,078)	60,106,608
(Increase) decrease in accounts receivable from related parties	(142,066,923)	61,593,203
Increase in inventories (Note 7)	(96,440,523)	(138,805,591)
Decrease (increase) in advanced payments and others	838,544	(4,357,313)
Decrease in suppliers and other payables	(68,933,687)	(110,368,389)
Increase in accounts payable to related parties	2,145,619	13,157,950
Interest income	8,494,655	13,199,184

Subtotal	2,894,092,503	2,036,456,759

Income tax paid	(12,929,085)	(11,119,170)
Carve out effect on current Income tax (Note 1)	(204,625,733)	(136,321,632)

Cash flows from operating activities	2,676,537,685	1,889,015,957

Investing activities
Acquisition of property, plant and equipment (Note 8)	(447,800,248)	(664,951,865)
Collection on sale of property, plant and equipment	110,089	33,690,497
Paid capitalized interests	—	(286,014,173)

Net cash flows from investing activities	(447,690,159)	(917,275,541)

Financing activities
Borrowings received from related parties (Note 19)	—	370,000,000
Borrowings paid to related parties (Note 19)	(1,500,000,000)	(420,000,000)
Distribution to parent (Note 1)	(477,460,042)	(318,083,809)
Interest paid	(220,355,435)	(440,904,361)

Net cash flows from financing activities	(2,197,815,477)	(808,988,170)

Net increase in cash and cash equivalents	31,032,049	162,752,246

Cash and cash equivalents at beginning of year	235,833,903	73,081,657

Cash and cash equivalents at end of year	$266,865,952	$235,833,903

Non-cash transactions:
Acquisition of property, plant and equipment through payables	$52,047,772	$59,665,658

The accompanying notes are an integral part of these carve-out combined financial statements, which were authorized for issuance on April 29, 2013 by undersigned officers.

C.P. Emilio Fullaondo Botella	C.P. Narciso Gálvez Peña
Vice President of Administration and Finance	Director of Tax, Consolidation and Normative
Grupo Modelo, S.A.B. de C.V.	Grupo Modelo, S.A.B. de C.V.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

(Amounts expressed in Mexican pesos, as explained in Notes 1, 2 and 21)

Note 1 - Background and basis of presentation:

(a) Background

Grupo Modelo, S. A. B. de C. V. (Sociedad Anónima Bursátil de Capital Variable) organized under the laws of Mexico (Modelo), is a publicly listed Company on the Mexican Stock Exchange that mainly engages in the production and sale of beer.

In June 2012, Anheuser-Busch InBev SA/NV, a public company organized under the laws of Belgium (“AB InBev”) announced a proposed plan to acquire the remaining 50% of Modelo that it does not currently own. Due to the United States Department of Justice anti-trust concerns, on February 13, 2013, AB InBev announced a revised proposed agreement to sell Modelo’s ongoing United States business to Constellation Brands, Inc. (Constellation), which consists of the remaining 50% interest in the U.S. import and distribution business, Crown Imports LLC, that it does not currently own, the assets, liabilities, revenues and expenses of Compañía Cervecera de Coahuila, S. A. de C. V., (sociedad anónima de capital variable) (CCC Company) organized under the laws of Mexico located in Piedras Negras, Mexico and Servicios Modelo de Coahuila, S. A. de C. V. (Servicios Company), together CCC Company and Servicios Company are hereafter referred to as the “Piedras Negras Brewery Business” or the “Business”, and the perpetual brand rights for the Modelo brands currently sold in the U.S. These carve-out combined financial statements reflect the assets, liabilities, revenues and expenses of the Piedras Negras Brewery Business as operated by Modelo.

Compañía Cervecera de Coahuila, S. A. de C. V. was constituted on February 13, 1992, it is a subsidiary of Diblo, S. A. de C. V. (Diblo), which is a subsidiary of the ultimate parent Modelo. Its main activity is the production, distribution and sale of beer for the U.S. market. The CCC Company has its domicile in Carretera 57 Km. 233 MAS 200 Nava, Coahuila, México, C. P. 26170.

Servicios Modelo de Coahuila, S. A. de C. V. was constituted on September 21, 2006. It is also a subsidiary of Diblo. Its main activity is the provision of employee services to CCC Company. Servicios Company has its domicile in Carretera 57 Km. 233 # 85 Nava, Coahuila, México, C. P. 26170.

(b) Basis of preparation

The Business has historically operated as part of Modelo and not as a separate stand-alone entity. The carve-out combined financial statements of the Business have been prepared on a “carve-out” basis from the consolidated financial statements of Modelo as well as from the statutory financial statements of the CCC Company and Servicios Company, to represent the financial position and performance of the Business as if the Business had existed on a stand-alone basis for each of the fiscal years ended December 31, 2012 and 2011 for the carve-out combined statements of comprehensive income and cash flows and as of December 31, 2012 and 2011 and January 1, 2011 for the carve-out combined statements of financial position. The carve-out combined financial statements have been prepared in conformity with International Financial Reporting Standards (“IFRS”), by aggregating financial information from the components of the Business described in Note 1 and include the assets, liabilities, revenues and expenses that management has determined are specifically attributable to the Business, and allocations of direct and indirect costs and expenses related to the operations of the Business. Indirect costs and expenses relate to certain support functions that are provided on a centralized basis within Modelo.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

The carveout combined financial statements include the royalty revenues associated with the use of the Modelo brands on beer sales by the Business.

The support functions provided to the Business by Modelo include, but are not limited to:

•	Accounting, information technology, taxation, legal, corporate services, corporate governance and other professional services.

•	Employee benefit administration and pension services.

•	Marketing and advertising.

These costs have been allocated to the Business for purposes of preparing the carve-out combined financial statements based on estimated usage of the resources by the Business. The estimated usage of central support resources by the Business has been determined by its portion of beer production volume. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs that would have been incurred if the Business had been operated on a stand-alone basis.

The amounts included in the carve-out combined financial statements are as follows:

	2012	2011
Royalty revenue	$1,220,881,272	$859,900,064

Selling, general and administrative expenses	$429,866,102	$365,266,053
Marketing and advertising expenses-net	75,072,766	40,228,570

	$504,938,868	$405,494,623

Central support costs of the Business for the fiscal year ended December 31, 2012 amounted to $504.9 million (2011: $405.5 million).

Royalty revenue has been included in Other regular income; selling, general and administrative expenses have been included in Administrative expenses and marketing and advertising expenses have been included in sales and distribution expenses in the carve-out combined statements of comprehensive income.

The aforementioned adjustments are recognized in the relevant financial statement line items in the carve-out combined statements of financial position or comprehensive income, the net effect of which has been deemed settled in cash and recorded in net parent’s investment in the Business as a net distribution.

The tax amounts in the carve-out combined financial statements, have been calculated as if the Business was a separate taxable entity consistent with the asset and liability method prescribed in accounting guidance under IFRS. The total current tax attributable to the carve-out adjustments are $ 204,625,733 and $136,321,632, as of December 31, 2012 and 2011 respectively.

The carve-out combined financial statements of the Business are presented in Mexican Pesos ($), and have been prepared on a going concern basis.

(c) Adoption of IFRS

In accordance with the changes to the Rules for Public Companies and other participants of the Mexican Stock Market issued by the National Banking and Securities Commission on January 27, 2009, Modelo and by extension the Business was required to prepare its carve-out combined financial statements in

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011 accordance with IFRS and its interpretations issued by the International Accounting Standards Board (IASB) from January 1, 2012. Accordingly, the Business carve-out combined financial statements have been prepared in accordance with IFRS as issued by the IASB.

The accompanying carve-out combined financial statements have been prepared in accordance with IFRS as issued by the IASB, subject to certain transition exemptions and exceptions disclosed in Note 21. The Business has consistently applied the accounting policies used in preparing its opening carve-out combined statement of financial position under IFRS as of January 1, 2011, throughout the periods presented, as if those policies had always been in effect. Note 21 discloses the impact of the transition to IFRS on the financial position and on comprehensive income, including the nature and the effect of significant changes in accounting policies, as compared to those used in the Business’ carve-out combined financial statements for the year ended December 31, 2011, prepared under Mexican Financial Reporting Standards (NIF for its Spanish acronym).

The carve-out combined financial statements have been prepared on a historical cost basis, except for the exemptions applied by the Business as disclosed in Note 21.

(d) Carve-out combined statements of comprehensive income classified items by function of expenses

The Business has prepared its carve-out combined statements of comprehensive income by classifying items by function. Grouping its costs and expenses allows the Business to disclose the different levels of profit.

Additionally, for a better analysis of the carve-out combined statement of comprehensive income, the Business has considered necessary to include operating profit separately in the carve-out combined statement of comprehensive income. This information is a common disclosure practice of the industry to which the Business belongs.

(e) Authorization for issuance

The accompanying carve-out combined financial statements were authorized for issuance on April 29, 2013 by the Business’ management.

Note 2 - Summary of significant accounting policies:

The accounting policies set out below have been applied consistently to all periods presented in these carve-out combined financial statements by the Business.

(A) Use of estimates and judgment

The preparation of the carve-out combined financial statements in conformity with IFRS requires the use of certain critical accounting estimates and judgment by management. Actual results may differ from these estimates and judgments. The areas involving a higher degree of judgment or complexity, and areas where assumptions and estimates are significant to the carve-out combined financial statements are disclosed in Notes 1 and 4.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

(B) Foreign currencies

Functional and reporting currency

The carve-out combined financial statements are presented in Mexican pesos, which is the CCC Company, Servicios Company and the Business’ functional currency.

Foreign currency transactions and balances

Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate at the date of the carve-out combined statement of financial position. Gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the carve-out combined statement of comprehensive income. Non-monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rate prevailing at the date of the transaction.

(C) Cash and cash equivalents

Cash and cash equivalents include all cash balances, bank deposits and other highly liquid short term investments with a maturity of three months or less from the date of acquisition, that are readily convertible to cash.

(D) Financial assets

Classification

The Business’ financial assets are comprised of accounts receivable. The classification of financial assets depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at the date of initial recognition.

Accounts receivable

Accounts receivable are non derivative financial assets that are entitled to fixed or determined charges which are not quoted in active markets. They are presented as current assets, except for those with a maturity greater than twelve months after the end of the reporting period, which, if any, are classified as non-current assets. Accounts receivable are disclosed in Notes 6 and 19.

Accounts receivable are initially recognized at fair value plus transaction costs and subsequently measured at their amortized cost, using the effective interest rate method, less the provision for impairment, if any. A provision for impairment of accounts receivable is established, if collection on any of such accounts becomes doubtful. The account receivable becomes doubtful when there is objective evidence that the Business will be unable to collect all of the amounts to which it is entitled, as established under the original terms thereof. The Business has not identified trade receivables subject to provision of impairment as of December 31, 2012 and 2011 and January 1, 2011.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

(E) Inventories

The value of inventory is shown at the lower of its cost or net realizable value. The value of inventories is determined using the average cost method. The net realizable value is the estimated selling price in the ordinary course of business less the estimated selling expenses.

Likewise, the cost of sales is recognized at the average cost of purchases using the production values of inventories realized during the year.

Accessories and spare parts are recorded as inventory and recognized in the carve-out combined statement of comprehensive income in the year in which they are consumed. Significant accessories and spare parts that the Business expects to use for over a year and which are recognized as a component of property, plant and equipment, are excluded from inventories.

(F) Advanced payments

The Business records insurance and other prepaid services as advanced payments. These amounts are recorded for the contracted disbursement amount and are recognized in the carve-out combined statement of comprehensive income to the extent they are incurred and the services are received. Advanced payments for services that extent beyond 12 months are shown as non-current assets.

(G) Property, plant and equipment

Property, plant and equipment are recorded at cost, including the directly attributable expenses to the acquisition of those assets, where applicable, net of accumulated depreciation and reduced for impairment, where appropriate.

The Business allocates the amount initially recognized in respect of an item of property, plant and equipment at different significant parts (components) and depreciates separately each of these components.

The cost of a self constructed asset is determined using the same principles as that of an acquired asset. The depreciation methods, residual value, and the useful lives are reassessed and adjusted (if appropriate) annually.

The costs of expansion, remodeling or improvements leading to increased capacity and therefore an extension of the useful life of the assets are also capitalized. The costs of routine maintenance and repairs are charged to the carve-out combined statement of comprehensive income in the year they are incurred.

Interest costs incurred in the construction of qualifying assets, are capitalized during the time period necessary to complete and prepare the asset for its intended use. Other interest costs are recognized in the carve-out combined statement of comprehensive income in the year in which they are incurred.

Depreciation

Depreciation is calculated using the straight-line method based on estimated useful lives of the assets (except for land which is not subject to depreciation) determined based on estimates made by the internal technical maintenance department of the Business, which are reviewed every year along with the residual values and, if necessary, adjusted. The effect of any change in estimate is recognized on a prospective basis.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

The useful lives of the assets are as follows:

Years
Machinery and equipment	12 to 17
Buildings	50
Furniture and other equipments	11
Transport equipment	8 to 10
Anti-pollution equipment	20
Computer equipment	4
Packaging material	4

The Business recognizes the cost of replacing a part of an item of property, plant and equipment in the carrying value of the said item when the cost is incurred if it is likely that the future economic benefits will flow to the Business and the said cost can be reliably measured. All other costs are expensed as incurred. The carrying value of replaced assets is expensed when the assets are replaced, the result of which is shown in the carve-out combined statement of comprehensive income.

Gains and losses on disposals of property, plant and equipment, resulting from the difference between the proceeds from the transaction and the carrying value of the assets are recognized in the carve-out combined statement of comprehensive income within other income (expense).

(H) Intangible assets with a finite useful life

Intangible assets are recognized when they are acquired individually, through a business acquisition, or generated internally through the normal course of business, only if they meet the following conditions: i) to be identifiable, ii) lack of physical substance, iii) provide future economic benefits, iv) there is control over such benefits, and v) they can be reliably measured.

These are recognized at cost less accumulated amortization.

Disbursements in developing activities are recognized as intangible assets when the costs can be estimated reliably, the product or process is technically and commercially viable, possible future economic benefits are obtained and the Business has enough resources to complete the development to use and sell the asset. Its amortization is recognized in the carve-out combined statement of comprehensive income based on the straight line method over the estimated useful life of the asset. Development expenses that do not qualify for capitalization and investigation expenses are recognized in the carve-out combined statement of comprehensive income as incurred.

Amortization

Intangible assets with a finite life are amortized using the straight-line method over their estimated useful lives which is the same as the expected period of future economic benefit. The estimated useful life of these assets is 10 years.

(I) Impairment of non financial assets

The Business applies impairment tests to its property, plant and equipment and definite life intangible assets when certain facts indicate that the carrying value may not be recovered.

Impairment losses correspond to the amount at which the carrying value of the asset exceeds its recoverable value. The recoverable value of an asset or cash generating unit is defined as the greater of the fair value of the asset, less selling expenses incurred and value in use. To determine the value in use,

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011 estimated future cash flows are discounted at the present value using a discount rate before taxes that reflects the value over time considering the specific risks related to the asset. For the purpose of determining impairment, assets are grouped at the lowest levels where identifiable cash flows exist separately (cash generating unit) as management monitors their cash flows.

There were no impairment indicators for the years presented.

(J) Financial liabilities

Non derivative financial liabilities are initially recognized at fair value and subsequently measured at their amortized cost using the effective interest method. They are classified as short term liabilities when the payment obligation is due within the year following the one in which the goods or services were acquired or provided.

Suppliers and other payables represent liabilities payable related to the acquisition of goods or services that have been acquired in the ordinary course of business.

Any difference between the proceeds (net of transaction costs) received from borrowings and the redemption value is recognized in the carve-out combined statement of comprehensive income over the period of the borrowings using the effective interest method.

(K) Employee benefits

The benefits granted by the Business to its employees are described below:

The direct short-term benefits (salaries, overtime, vacation, performance bonuses, holidays and paid absences, etc.) are recognized in the carve-out combined statement of comprehensive income as incurred and liabilities are stated at their nominal value. The Business pays compensated absences for legal or contractual obligations such as vacation, holidays and paid absences, which are recognized as incurred and are not cumulative.

Employee’s statutory profit sharing (ESPS, PTU for its Spanish acronym), represents the employee’s right to participate in the profits of the Business and is determined in accordance with current legislation. It is presented in the carve-out combined statement of comprehensive income, within the related cost and operating expenses which give rise to it and it is considered a short-term employee benefit.

Direct long term benefits provided by the Business (such as retirement benefits and seniority premiums) are defined benefit plans, which represent the amount of benefit that an employee will receive on retirement date. At the date of these carve-out combined financial statements, no assets have been constituted in trust to fund these obligations.

The liability recognized in the carve-out combined statement of financial position in respect of long term defined benefit plans is measured at the present value of the defined benefit obligation at the date of the carve-out combined statement of financial position. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated cash flows using interest rates of government bonds denominated in the same currency in which the benefits will be paid and that have maturity terms approximating the terms of the retirement benefits and seniority premiums.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

The cost of each benefit plan to employees is recognized as costs and operating expenses in the year it is accrued, which includes the current service cost and interest on the net defined benefit liability.

Actuarial gains and losses arising from experience-based adjustments and changes in actuarial assumptions are charged or credited to other comprehensive income within Parent’s net investment in the Business.

Due to the early adoption of IAS 19 (modified) “Employee Benefits”, past service costs are recognized in the carve-out combined statement of comprehensive income.

Liabilities for termination benefits are recognized only in those cases where there is a demonstrable commitment: i) to terminate employment for an employee or group of employees before the normal retirement date, or ii) whenever an employee accepts voluntary redundancy in exchange for those benefits. Therefore, the Business will only recognize this liability when a detailed formal plan is in place and communicated to the employees affected. Termination benefits that do not meet this requirement are recognized in the carve-out combined statement of comprehensive income as incurred.

(L) Income tax

Income tax for the year comprises current and deferred taxes. Current tax is recognized in the carve-out combined statement of comprehensive income, the tax effect of items related to other comprehensive income are recognized within other comprehensive income.

i) Current taxes

Current taxes are the expected taxes payable on the taxable income for the year, using tax rates enacted or substantially enacted, at the date of the carve-out combined statement of financial position and any adjustment to taxes payable in respect of previous years.

Taxes to income consists of income tax and or the Business Flat Tax (ISR and or IETU for its Spanish acronyms), which are recorded in the carve-out combined statement of comprehensive income in the year they are incurred. The tax payable is the higher of the two. These are based on taxable income and cash flows for each year, respectively.

ii) Deferred income tax

In accordance with IAS 12 “Income Taxes”, deferred income tax, calculated on a separate return basis, are determined using the liability method. This means that, for all taxable and deductible differences between the tax bases of assets and liabilities and their carrying amounts in the carve-out combined statement of financial position, a liability or deferred tax asset is recognized. Under this method, a provision of deferred income tax is also determined by the difference between the fair values of assets and liabilities acquired in a business combination and its tax base. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using enacted or substantively enacted tax rates.

To recognize the basis of deferred income tax, based on its financial and tax projections the Business determines whether they will be a ISR or IETU payer and recognizes the deferred tax relating to the tax it will be paying in the following years.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

Deferred tax assets and liabilities are offset if a legally enforceable right to offset current tax assets and liabilities exists and they relate to the taxes levied by the same tax authority.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against temporary liability differences that can be utilized.

iii) Income tax - Consolidation regime

The Business is controlled by Modelo, together with its direct and indirect subsidiaries in Mexico, it is authorized by the tax authorities by official communication 325-A-IX-C-5787 dated December 22, 1995, to determine income tax on a consolidated basis as per the Income Tax Law provisions. Tax consolidation does not affect the determination of the income taxes of the Business.

(M) Leases

Leases in which a significant portion of the risks and rewards of ownership of the leased assets are retained by the lessor are classified as operating leases. Payments made on operating leases (net of any incentives received from the lessor) are recognized in the carve-out combined statement of comprehensive income on a straight-line basis. At the date of these carve-out combined financial statements, the Business only has operating leases.

(N) Parent’s net investment in the business

Parent’s net investment in the business is comprised of capital stock, distribution to parent and retained earnings. Capital stock is stated at cost. In accordance with IAS 29 “Financial reporting in hyperinflationary economies”, an entity should recognize inflationary effects on its financial information when inflation is equal or greater than 100% in consecutive periods of three years. Mexico was a hyperinflationary economy until 1997, therefore all cumulative effects of inflation were recognized until that year.

Comprehensive income consists of net income for the year and items required by specific provision of IFRS to be reflected in other comprehensive income and they do not constitute contribution, reductions or distribution of capital stock, such as remeasurements of employee benefits.

(O) Revenue recognition

Income is recognized when it is probable that the economic benefits associated with the transaction will flow to the Business and the income can be measured reliably.

Sale of goods

With respect to the sale of beer and other products sold by the Business, revenue is recognized in the carve-out combined statement of comprehensive income when all of the following requirements are met: i) the risks and benefits of the goods have been transferred to the buyer and no significant control is retained, ii) income, costs incurred or to be incurred are determined on a reliable basis, and iii) the Business is likely to receive economic benefits from the sale.

Income from the sale of goods is measured by the fair value of the consideration received or to be received, net of returns and allowances, commercial discounts, volume discounts, discounts on cash payments and specific taxes on consumption.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

Royalty revenues are attributable to the use of brands for the sale of beer exported to the U.S. Modelo also has entered into a strategic pricing initiative agreement (“SPI”) on certain Modelo brands sold in the US. Under the terms of the SPI, Modelo receives certain revenue dependent upon the market pricing being above pricing benchmarks defined in the SPI agreement. These revenues are recognized in the carve-out combined financial statements as earned when the following criteria are met: i) the amount of income can be measured reliably, and ii) it is probable that the economic benefits associated with the transaction will flow to the business.

Advances from customers are classified as short-term liabilities and are recognized in the carve-out combined statements of comprehensive income in the year the products are delivered.

(P) New standards and amendments:

Below are the new IFRS pronouncements that became effective after January 1, 2013, which have not been applied in preparing the carve-out combined financial statements. The new pronouncements are not expected to have a significant impact on the financial statements.

IFRS 9 “Financial instruments”: retains and simplifies the mixed measurement model and establishes two primary measurement categories for financial assets: amortized cost and fair value. The basis of classification depends on the entity’s business model and the contractual cash flows characteristics of the financial asset. For financial liabilities, the standard maintains most of the requirements of IAS 39. The guidance in IAS 39 on impairment of financial assets and hedge accounting continues to apply. The new standard is effective for periods beginning on or after January 1, 2015 with early adoption permitted.

Modification to IAS 1 - Presentation of other comprehensive income: this standard requires that items presented as other comprehensive income be shown in two separate groups: Whether or not they are potentially re-classifiable to income in the future. IAS 1 amendments are effective for annual periods beginning on or after 1 July 2012, with early adoption permitted.

IFRS 13 “Fair value measurement”: Aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. Under IFRS 13 it is mandatory to include credit risk in the fair value measurement of derivative financial instruments. This standard becomes effective on January 1, 2013 with early adoption permitted.

Note 3 - Financial Risk Management:

Financial risk factors

The Business’ activities expose it to a variety of financial risks, including: market risk (cash flow exposure to the U.S. dollar creates fluctuating prices for production inputs (“commodities”)), interest rate risk, credit risk and liquidity risk. As mentioned in Note 1, the Business is part of Modelo, and it is at the Modelo level where each of the mentioned risks are analyzed both individually and in the aggregate. Based on this analysis, strategies are defined to manage the economic impact on the operations of Modelo and the Business.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

Market risks

a. Exchange rate risk

The Business conducts a significant portion of its operations in foreign currencies, principally U.S. dollars.

The principal risks in this regard arise from capital investments, sales and purchases when denominated in a currency other than the functional currency.

At December 31, 2012, and 2011 and January 1, 2011, there were no open positions in derivative financial instruments to cover the foreign currency exchange risk.

The exchange risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency other than the functional currency of the Business. Because the Business determined the Mexican peso as its functional currency, limits have been set on the foreign-currency position as a treasury policy to mitigate risk.

Foreign-currency position is shown as follows:

1. At the Carve-out Combined Statement of Financial Position date, the Business has the following positions in foreign currencies:

Concept	December 31, 2012	December 31, 2011	January 1, 2011
Assets:
U.S. dollars (thousands)	20,025	7,800	8,238

Liabilities:
U.S. dollars (thousands)	35,662	38,374	10,187
Euros (thousands)	722	3,259	2,140

2. These amounts are valued at the following exchange rates:

December 31, 2012:	Assets	Liabilities
Exchange rate Ps 13.028 per U.S. dollar for assets and Ps13.028 for liabilities	$260,859,499	$464,673,314

Exchange rate of Ps16.9598 per Euro		$12,240,038

December 31, 2011:	Assets	Liabilities
Exchange rate Ps13.9841 per U.S. dollar for assets and Ps14.0141 for liabilities	$109,078,667	$537,781,795

Exchange rate of Ps 18.0599 per Euro		$58,857,613

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

January 1, 2011:	Assets	Liabilities
Exchange rate Ps12.3578 per U.S. dollar for assets and Ps12.3828 for liabilities	$101,803,954	$126,155,901

Exchange rate of Ps 16.6078 per Euro		$35,219,547

The exchange rate at the date of approval of the carve-out combined financial statements was $12.12 to the U.S. dollar.

Exchange sensitivity analysis

The Business estimates the exchange risk to which it is exposed via a review of the volatility of open positions in currencies other than the functional currency:

	Exchange rate at December 31, 2012	Possible exchange rate at closing	Volatility %
Dollar/peso	13.028	11.63 - 14.42	10.70%
Euro/peso	16.96	15.40 - 18.52	9.21%

	Exchange rate at December 31, 2011	Possible exchange rate at closing	Volatility %
Dollar/peso	13.9841	11.92 - 16.05	14.77%
Euro/peso	18.06	15.79 - 20.34	12.58%

Sensitivity is determined on the basis of annual volatility, using observable market information over 250 days at December 31, 2012 and 2011, respectively.

Had the U.S. dollar and the euro been weakened/strengthened against the peso in 2012 and 2011 as a result of the aforementioned estimated changes, with other variables remaining constant, the impact in 2012 and 2011 on carve-out combined statement of comprehensive income before taxes would be an increase/decrease approximately as follows:

	2012	2011
Dollar/peso	21.8 million	63.3 million
Euro/peso	1.1 million	7.4 millon

b. Price risk of fluctuation for certain raw material for production (“commodities”)

Commodities markets continuously experience price fluctuations that affect the production and packaging costs of the Business. The risk management strategy is controlled at the Group level to which the Business belongs and is handled based on a case by case analysis.

The Business’ main price exposure is in the following commodities: natural gas, corn and rice. No derivative financial instruments have been entered into to cover possible significant changes in prices.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

c. Interest rate risk

Interest rate risk mainly comes from financing sources of the Business. The main exposure is related to the borrowings described in Note 19, which takes into account the variable interest rates considering the interbank interest rate plus one percentage point.

At December 31, 2012, the Business had borrowings of $2,927,000,000 ($4,427,000,000 at December 31, 2011 and $4,477,000,000 at January 1, 2011). Consequently, at December 31, 2012 and 2011, the carve-out combined financing structure is composed of 100% in debt with variable interest rates.

The terms and conditions of borrowings with related parties are detailed in Note 19.

Interest rate sensitivity analysis

For the variable rate borrowing, an increase in interest rates would increase the interest cost. A hypothetical change of 100 base points in the interest rate at December 31, 2012 and 2011, would result in an increase or decrease in the profit of the Business of approximately $36.2 million and $46.2 million pesos, respectively; considering debt levels and the interest rate at that date, assuming that the rest of the variables remain constant.

Credit risk

Financial instruments that are potentially subject to concentration risk, consist primarily of accounts receivable. The Business has one related party customer which results in credit concentrations risk with respect to this customer. However, most receivables are collected in periods shorter than 30 days. At the date of the carve-out combined financial statements, there are no past due accounts, therefore there has been no need to recognize an impairment provision on accounts receivable.

Liquidity risk

The main cash flow source is the Business operations. Prudent management of liquidity risk requires sufficient cash and cash equivalents, the availability of financing in the form of an adequate amount of committed credit lines, and the capability to close market positions. Given the nature of the business in which the Business operates, the liquidity risk is low because financial liabilities related to working capital are covered in a period no longer than 45 days and accounts receivable derived from sales are collected in periods no longer than 30 days. Current assets, not considering inventories and advanced payments, show a high liquidity ratio, enough to cover short-term obligations, without considering the compromise of related party borrowings. In the case of short term and long term borrowings, they are with related parties.

Following is the expiration of contractual liabilities at nominal value:

December 31, 2012	Contractual value	Less than 3 months	Between 3 months and a year	More than a year
Suppliers and other payables
(excluding non financial liabilities)	$389,641,464	$389,641,464
Accounts payable to related parties	440,888,369	38,618,614	$402,269,755
Borrowings with related parties (Note 19)	2,927,000,000	360,000,000	1,140,000,000	$1,427,000,000

Total	$3,757,529,833	$788,260,078	$1,542,269,755	$1,427,000,000

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

December 31, 2011	Contractual value	Less than 3 months	Between 3 months and a year	More than a year
Suppliers and other payables
(excluding non financial liabilities)	$472,677,721	$472,677,721
Accounts payable to related parties	445,999,405	76,932,188	$369,067,217
Borrowings with related parties (Note 19)	4,427,000,000	360,000,000	1,140,000,000	$2,927,000,000

Total	$5,345,677,126	$909,609,909	$1,509,067,217	$2,927,000,000

January 1, 2011	Contractual value	Less than 3 months	Between 3 months and a year	More than a year
Suppliers and other payables
(excluding non financial liabilities)	$562,665,366	$562,665,366
Accounts payable to related parties	890,153,727	199,720,348	$690,433,379
Borrowings with related parties (Note 19)	4,477,000,000		50,000,000	$4,427,000,000

Total	$5,929,819,093	$762,385,714	$740,433,379	$4,427,000,000

Capital management

The strategy of Modelo in managing capital (which includes capital stock, working capital and cash and cash equivalents) is to maintain a flexible capital structure that will reduce the respective costs to an acceptable level of risk and protect the Business’ ability to continue in operation as a going concern.

Modelo manages its capital structure and adjusts it when changes in economic conditions and changes in the risk features of the underlying assets arise. Likewise, it has established corporate practices which allow Modelo and the Business to have sufficient liquidity to cover its obligations.

Investments strictly follow the guidelines established in the investment and financial risk management policies of Modelo, which establish that resources must be invested in counterparties with a high credit standing (AA and above) and in highly-liquid instruments.

Financial instruments by category

The carrying amounts of financial instruments by category are as follows:

Financial assets at amortized cost:

Concept	December 31, 2012	December 31, 2011	January 1, 2011
Cash and cash equivalents	$266,865,952	$235,833,903	$73,081,657
Customers	447,812	410,494	570,986
Other receivables	1,703,490	3,953,763	1,275,122
Accounts receivable from related parties	181,675,784	39,608,861	101,202,064

Total	$450,693,038	$279,807,021	$176,129,829

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

Financial liabilities at amortized cost:

Concept	December 31, 2012	December 31, 2011	January 1, 2011
Suppliers and other payables	$395,110,645	$476,493,256	$564,519,084
Accounts payable to related parties	440,888,369	445,999,405	890,153,727
Borrowings from related parties	2,927,000,000	4,427,000,000	4,477,000,000

Total	$3,762,999,014	$5,349,492,661	$5,931,672,811

Fair value of financial assets and liabilities

The amount of cash and cash equivalents, accounts receivable, accounts receivable from related parties, suppliers and other payables, accounts payable to related parties and short term borrowings, approximate their fair values due to their short maturity. The net carrying values of these accounts represent the expected cash flows.

The carrying values and estimated fair values of the long term financial liabilities valued at amortized cost are as follows:

	December 31, 2012		December 31, 2011		January 1, 2011
	Carrying value	Fair value	Carrying value	Fair value	Carrying value	Fair value
Financial liabilities:
Non-Current debt	$1,427,000,000	$1,346,831,726	$2,927,000,000	$2,750,373,896	$4,427,000,000	$4,126,244,774

The estimated fair values were determined based on level 2 inputs using the discounted cash flows method. These fair values do not consider the current portion of financial assets and liabilities, because they approximate to their fair values.

Note 4 - Use of judgment and estimates:

The estimates and underlying assumptions are continuously reviewed. Revisions of accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Although each of the significant accounting policies requires judgments, valuations or estimates, the Business considers that the following accounting policies reflect the most critical judgments, estimates and assumptions that are important for its commercial operations and for proper understanding of its results: i) estimates of the useful lives and residual values of property, plant and equipment; ii) employee benefits; iii) determination of income taxes and iv) functional currency.

i)	Estimates of the useful lives and residual values of property, plant and equipment.

The Business reviews the useful lives and residual values of its property, plant and equipment at the end of each annual period. During the year-end closing, it was determined that these items should not be modified, because according to the evaluation conducted by the Business’ management, they adequately reflect the economic and operating conditions of the environment in which the Business operates. The Business does not expect modifications to these concepts in the following period.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

ii)	Employee benefits

The cost of employee benefits that qualify as defined benefit plans under IAS 19 (modified) “Employee Benefits” is determined based on actuarial valuations. The actuarial valuation involves actuarial assumptions in respect to discount rates, future salary increases, personnel rotation rates and mortality rates among others. Given the long-term nature of these plans, the estimates are subject to a high level of uncertainty. See Note 12.

iii)	Determination of income tax

In order to determine deferred income tax, the Business must carry out tax projections to determine whether it has incurred income tax or flat tax, on the basis of which, it determines the base for tax incurred and deferred tax. Likewise, there are certain calculations and transactions for which the final tax determination could be uncertain. The Business management estimates the effects not to be material.

iv)	Functional currency

The determination of the functional currency of the Business is subject to management judgment based on the currency of the environment in which the Business operates and mainly influences the pricing and costs of transactions carried out by each entity that form part of Modelo. Management considers several factors in determining its functional currency. In particular, considering the Business as a domestic operation of Modelo, where its activities are currently carried out as an extension of Modelo, therefore it was considered appropriate to use the same functional currency as its parent. Management reviews the determination of functional currency that most faithfully represents the economic effects of the underlying transactions whenever events and conditions change. Any changes in the current circumstances that could affect the Business’ functional currency would be considered prospectively.

Note 5 - Cash and cash equivalents:

The cash and cash equivalents balance is mainly comprised of cash funds, bank deposits, foreign currency balances, and highly liquid investments, all of which are not subject to material risk of changes in their value.

The balance of this item is made up as follows:

Item	December 31, 2012	December 31, 2011	January 1, 2011
Cash deposits	$398,749	$33,322,457	$833,505
Highly liquid investments	266,467,203	202,511,446	72,248,152

Total cash and cash equivalents	$266,865,952	$235,833,903	$73,081,657

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

Note 6 - Accounts receivable:

The balance of this item is made up as follows:

Item	December 31, 2012	December 31, 2011	January 1, 2011
Customers	$447,812	$410,494	$570,986
Other receivables	1,703,490	3,953,763	1,275,122
Value added tax (VAT) credit	179,306,381	95,277,511	143,834,603
Refunds of VAT credit in process (*)	350,014,563	275,203,468	289,255,968

	$531,472,246	$374,845,236	$434,936,679

(*)	Amount arising from the Business’ right to request the refund of VAT from prior years.

Note 7 - Inventories:

The balance of this item is made up as follows:

Item	December 31, 2012	December 31, 2011	January 1, 2011
Non-returnable containers and packaging	$453,563,187	$370,533,313	$310,565,811
Finished goods and work in process	266,091,602	259,019,301	170,961,496
Raw materials	209,909,181	226,720,971	162,423,144
Accessories and spare parts	87,606,471	80,760,657	56,121,108
Goods in transit and advances to suppliers	59,045,190	42,740,866	140,897,958

	$1,076,215,631	$979,775,108	$840,969,517

Materials and direct labor costs recognized in the carve-out combined statement of comprehensive income and included in cost of sales amounts to $7,221,448,274 ($5,225,409,480 in 2011).

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

Note 8 - Property, plant and equipment:

a.	Property, plant and equipment at December 31, 2012 and 2011, and at January 1, 2011, is as follows:

	Land and buildings	Machinery and equipment	Furniture and accessories	Packaging material		Constructions in progress	Total
Balances at January 1, 2011
Deemed cost	$1,959,613,355	$5,555,877,223	$125,679,638	$		$614,922,020	$8,256,092,236
Accumulated depreciation	(16,119,083)	(107,467,196)	(9,098,399)				(132,684,678)

Net book value	1,943,494,272	5,448,410,027	116,581,239			614,922,020	8,123,407,558

Balance at December 31, 2011

Net book value at the beginning	1,943,494,272	5,448,410,027	116,581,239			614,922,020	8,123,407,558
Additions	82,977,658	305,122,897	10,619,006			290,291,818	689,011,379
Disposals	(762,237)	(33,221,586)					(33,983,823)
Transfer	3,856,055	443,518,058	26,657			(447,400,770)
Depreciation for the year	(36,819,425)	(304,041,832)	(13,728,350)				(354,589,607)

Balance at the end of the year	1,992,746,323	5,859,787,564	113,498,552			457,813,068	8,423,845,507

Balance at December 31, 2011
Cost	2,045,685,130	6,271,292,726	136,292,114			457,813,068	8,911,083,038
Accumulated depreciation	(52,938,807)	(411,505,162)	(22,793,562)				(487,237,531)

Net book value	1,992,746,323	5,859,787,564	113,498,552			457,813,068	8,423,845,507

Balance at December 31, 2012

Net book value at the beginning	1,992,746,323	5,859,787,564	113,498,552			457,813,068	8,423,845,507
Additions	29,690,934	127,350,136	27,018,534		88,655,637	167,467,120	440,182,361
Disposals	(336,874)		(70,955)				(407,829)
Transfer	83,010,286	12,788,936				(95,799,222)
Depreciation for the year	(39,870,930)	(330,125,865)	(15,422,763)		(75,745)		(385,495,303)

Balance at the end of the year	2,065,239,739	5,669,800,771	125,023,368		88,579,892	529,480,966	8,478,124,736

Balance at December 31, 2012

Cost	2,158,004,709	6,410,189,362	163,075,945		88,655,637	529,480,966	9,349,406,619
Accumulated depreciation	(92,764,970)	(740,388,591)	(38,052,577)		(75,745)		(871,281,883)

Net book value	$2,065,239,739	$5,669,800,771	$125,023,368		$88,579,892	$529,480,966	$8,478,124,736

b.	The Business’ management estimates that completion of construction in progress will require an additional investment of approximately $206,656,999 ($601,893,333 at December 31, 2011 and $576,018,140 at January 1, 2011), and will be applied for the construction of offices and acquisition and installation of machinery which are expected to be completed in 2013.

c.	Depreciation expense for the year ended December 31, are distributed as follows:

	Year ended December 31,
Item	2012	2011
Cost of sales	$381,354,613	$352,237,008
Operating expenses	4,140,690	2,352,599

Total depreciation expense	$385,495,303	$354,589,607

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

Note 9 - Intangible assets:

Intangible assets are only comprised of definite useful life assets. At December 31, 2012 and 2011 and January 1, 2011, this balance is integrated as follows:

Item	December 31, 2012	December 31, 2011	January 1, 2011
Definite life intangible assets:
Development costs	$185,268,399	$185,268,399	$185,268,399
Less – accumulated amortization	(47,859,749)	(29,333,688)	(10,806,848)

	$137,408,650	$155,934,711	$174,461,551

Amortization expense for the years ended December 31, 2012 and 2011 were charged to cost of sales for $18,526,061 and $18,526,840, respectively.

Note 10 - Suppliers and other payables:

The balance of this item is made up as follows:

Item	December 31, 2012	December 31, 2011	January 1, 2011
Suppliers of goods or services	$370,951,548	$443,155,688	$535,221,882
Other creditors	18,689,916	29,522,033	27,443,484
VAT payable	10,364,251	6,517,214	5,700,767
Payroll tax and social charges and profit sharing.	11,246,082	8,608,436	5,746,113

Total liabilities and other payables	$411,251,797	$487,803,371	$574,112,246

Note 11 - Current and deferred income tax:

a. ISR:

i)	The provisions for income taxes as of December 31, 2012 and 2011 are as follows:

	Year ended December 31,
Item	2012	2011
Current income tax	$354,247,780	$146,778,375
Deferred income tax	403,894,178	257,269,061

	$758,141,958	$404,047,436

ii)	Based on its financial and tax projections, the Business’s management determined that the tax to be paid in the future will be the ISR, therefore the Business has recognized the deferred ISR.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

iii)	The main temporary differences giving rise to deferred tax (assets) liabilities are shown below:

Effect in tax (asset) liabilities:	December 31, 2012	December 31, 2011	January 1, 2011
Employee benefits	($5,164,422)	($3,299,234)	($3,692,123)
Intangible assets	(6,481,677)	(5,232,555)	(3,693,883)
Accounts payable and others	(1,880,009)	(4,304,420)	(3,184,737)
Tax loss carry forwards	—	(415,074,902)	(710,370,327)

Deferred income tax asset	(13,526,108)	(427,911,111)	(720,941,070)

Property, plant and equipment	796,991,688	809,480,936	845,367,813
Prepaid expenses and others	3,309,090	2,508,051	1,061,881

Deferred income tax liabilities	800,300,778	811,988,987	846,429,694

Total deferred income tax liabilities - Net	$786,774,670	$384,077,876	$125,488,624

The 2013 Revenue Law issued on December 9, 2012 and published in the Official Gazette on December 17, 2012 establishes that the 2013 income tax rate will be 30% rather than 29%. That same Revenue Law provides that the income tax rate will be 29% in 2014 and 28% beginning 2015.

Estimated reversal of temporary items - The main long-term temporary items are related to property, plant and equipment, as well as employee benefits and intangible assets which are not expected to be reversed within the next 12-months.

iv)	The movement in deferred income tax assets and liabilities during the year, is as follows:

	Year ended December 31,
	2012	2011
Balance at beginning of the year	$384,077,876	$125,488,624
Recognized in comprehensive income	403,894,178	257,269,061
Recognized in other comprehensive income (Note 12)	(1,197,384)	1,320,191

Balance at end of the year	$786,774,670	$384,077,876

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

v)	The statutory income tax rate is 30%; which differs from the effective rate of 27.71% (26.76% in 2011) are shown as follows:

	Year ended December 31,
	2012	2011
Profit before income tax	$2,735,965,209	$1,510,118,047

Income tax at statutory tax rate (30%)	820,789,563	453,035,414

Plus (less) income tax effect of the following items:
Inflation adjustment	39,881,758	57,392,225
Tax loss carry forwards inflation effect	(19,256,510)	(26,038,024)
Property, plant and equipment inflation effect	(60,955,722)	(76,282,151)
Income not subject to tax and others	(29,761,354)	(3,918,541)
Effect of change of tax rate	7,486,303	—
Non deductible expenses	(42,080)	(141,487)

Income tax recognized in the carve-out combined statement of comprehensive income	$758,141,958	$404,047,436

Effective rate	27.71%	26.76%

At December 31, 2012, the aforementioned tax rate described in point 2 of this note gave rise to a net increase in the balance of the deferred income tax liability of $7,486,303, with the corresponding effect on carve-out combined statement of comprehensive income for the year, which was determined based on the expected reversal of temporary items at the tax rate in effect in subsequent years.

vi)	Tax loss carry forwards

At December 31, 2011, the Business had tax loss carry forwards. Tax loss carry forwards of $1,482,410,366 were completely utilized during 2012, including the actualization effects of $64,188,369 in 2012.

b.	IETU:

i)	2012 IETU is calculated at the 17.5% rate on the profit determined with base on the cash flows, such net income represents the difference between the total income collected by taxable activities, less the authorized tax deduction paid. In addition, it is also allowed to reduce this amount with the IETU credits, based on the procedures established in the effective law.

ii)	According with the effective tax law, the Business must pay annually the higher tax between ISR and IETU.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

Note 12 - Employee benefits:

The Business has a retirement benefit plan and a seniority premium plan to cover the obligations arising from its labor contracts and the Federal Labor Law. These benefits are payable only when the employee has worked for a certain number of years.

The following table shows the amounts and activities for retirement benefits and seniority premiums included in the carve-out combined financial statements:

	December 31,		January 1, 2011
	2012	2011
Liabilities in the statement of financial position:
Retirement benefits	$16,755,042	$11,469,860	$14,312,483
Seniority premiums	950,237	313,119	174,088

Liability recognized in the carve-out combined statement of financial position	$17,705,279	$11,782,979	$14,486,571

	Year ended December 31,
	2012	2011
Charges included in the carve-out combined statement of comprehensive income in operating profit (including financial costs):
Retirement benefits	$1,623,125	$1,872,343
Seniority premiums	170,265	139,031

	$1,793,390	$2,011,374

Retirement benefits are determined based on the salaries at retirement date. These benefits are provided to participants in the form of a single payment upon retirement. The level of benefit is determined depending on the period of the participant’s labor life and his/her salary in the final years before retirement.

The seniority premium is determined in accordance with Article 162 of the Mexican Federal Labor Law and is paid independently of any other benefit that corresponds to the participants or its beneficiaries.

The Business has not constituted plan assets to fund the aforementioned obligations and will use its own resources to settle these liabilities at the time they are due.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

The movement of the present value of net defined benefit obligation during the years is as follows:

Present value of obligations
Balance at January 1, 2011	$14,486,571

Current service cost	889,562
Interest cost	1,121,812

2,011,374

Remeasurements:
Actuarial gain	(4,714,966)

Balance at December 31, 2011	11,782,979

Current service cost	881,348
Interest cost	912,042

1,793,390

Remeasurements:
Actuarial loss	4,128,910

Balance at December 31, 2012	$17,705,279

The main assumptions used in the retirement benefits and seniority premium, are as follows:

	2012 (%)	2011 (%)
Salary increase rate:
Up to 25 years	6.20	6.20
From 26 to 35 years	5.70	5.70
From 36 to 45 years	5.20	5.20
From 46 to 55 years	4.70	4.70
From 56 years or more	4.10	4.10

Discount rate	7.00	7.75

Following is the sensitivity analysis with respect to the discount rate applied to the present value of the defined benefit obligation (PVDBO), taking into account a one percentage point increase and a one percentage point decrease. A 1% increase in the discount rate would have decreased the PVDBO by $2,887,547 for retirement benefits and seniority premium. On the other hand, a 1% decrease in the discount rate would have increased the PVDBO by $3,598,684 for retirement benefits and seniority premium.

The aforementioned sensitivity analysis is related to the discount rate used in the actuarial calculation at December 31, 2012, provided all other variables remain constant. In practice, this is unlikely and changes in other variables can be correlated. When sensitivity analysis of the OBD was determined, the same method was used (PVDBO calculated with projected unit credit method), to that used to determine the employee benefits recognized in the carve-out combined statement of financial position.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

The impact of deferred taxes on remeasurement items recognized in other comprehensive income account is as follows:

	Year ended December 31,
	2012	2011
Employee benefit remeasurements - Net	$4,128,910	($4,714,966)
Deferred income tax	(1,197,384)	1,320,191

Net actuarial loss (gain) recognized in other comprehensive income	$2,931,526	($3,394,775)

The weighted average duration for defined benefit obligations is 21.5 years as of December 31, 2012.

Note 13 - Parent’s net investment in the business:

Capital stock

The capital stock at December 31, 2012, and 2011 and January 1, 2011 of each entity that form part of this carve-out combined financial statements is comprised of $3,626,210,000 nominative shares, with no par value, divided as follows:

	Number of shares		Share capital (historical value)
Description	Fixed [1]	Variable [2]
Compañía Cervecera de Coahuila, S. A. de C. V.	10,000	3,622,050,000	$3,622,060,000
Servicios Modelo de Coahuila, S. A. de C. V.	50,000	4,100,000	4,150,000

			$3,626,210,000

[1]	Series A Class I shares - Common shares with no withdrawal rights, fully subscribed and paid.

[2]	Series B Class II shares - Unlimited, fully subscribed and paid.

In the event of a capital reduction, any excess of stockholders’ equity equal to the Parent’s investment in the Business for this carve out purposes, over the capital contributions accounts will have the same tax treatment as dividends, as provided by the current tax provisions.

Retained earnings restrictions

a.	Net income is subject to the legal provision requiring at least 5% of the profit of the year to be set aside to increase the legal reserve until it is equal to 20% of the capital stock.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

b.	In the event of a distribution (in cash or other goods), retained earnings are subject to income tax, which is payable by the Business and is considered a final payment, according to the following:

•

Dividends declared paid from the After-tax Earnings Account (CUFIN for its Spanish acronym) are not subject to payment of income tax, any excess over the CUFIN account is subject to income tax at the rates in effect for the years in which dividends are declared. Tax paid may be credited against the corporate income tax in the same year or in the following two years. Dividends are distributed based on the results of the Business.

•	As of December 31, 2012 the CUFIN balance of the Companies that comprised the Business are as follows:

CCC Company	$315,036,936
Servicios Company	72,167,933

Note 14 - Other regular income:

Other regular income is comprised as follows:

	Year ended December 31,
	2012	2011
Royalties	$1,220,881,272	$859,900,064
Packaging and bottling material	34,184,597	227,737
Raw material sales	32,770,109	34,864,712
Other income - Net	3,627,425	1,656,117

Total	$1,291,463,403	$896,648,630

Note 15 - Expenses for employee benefits:

The expenses for employee benefits are as follows:

	Year ended December 31,
	2012	2011
Salaries, payroll taxes and social security	$140,683,065	$119,115,681
Employee profit sharing	5,315,691	3,762,944
Net cost of employee benefits (include finance costs)	1,793,390	2,011,374

Total	$147,792,146	$124,889,999

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

Note 16 -Other income - Net:

Other income (expenses), net is comprised as follows:

	Year ended December 31,
	2012	2011
Inflationary effect on tax refunds collected	$8,629,824	$6,862,275
Loss on sale of property, plant and equipment	(297,740)	(293,326)
Other income	3,499,227	9,033,125
Other expenses	(273,860)	(160,732)

Total other income, net	$11,557,451	$15,441,342

Note 17 - Finance income and cost:

The finance income and expenses are as follows:

	Year ended December 31,
	2012	2011
Finance income:
Interest income	$8,491,587	$13,214,349

Finance cost:
Interest cost	(213,098,780)	(269,606,262)
Interest cost of employee benefits	(912,042)	(1,121,812)

	(214,010,822)	(270,728,074)

Foreign exchange (loss) gain - Net	(9,082,456)	13,190,013

Finance cost - Net	($214,601,691)	($244,323,712)

Note 18 - Contingencies and commitments:

Contingencies

a.	Various lawsuits are currently in progress for different reasons. In the opinion of the Business officers and lawyers, if the courts rule against the Business, these matters will not substantially affect the carve-out combined financial position or the carve-out combined comprehensive income.

Commitments

b.	As of December 31, 2012, there are outstanding commitments for the purchase of machinery and equipment for approximately U.S. dollar 23,644 thousand ($308,034 thousand pesos), U.S. dollar 41,904 thousand ($587,247 thousand pesos) at December 31, 2011 and U.S. dollar 36,074 thousand ($446,697 thousand pesos) at January 1, 2011.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

c.	As of December 31, 2012, there are mandatory operating lease commitments for the use of transportation equipment, which establishes future expenses for a total of $584,675 with the following payments:

Pesos
One year	$323,260
Between 2 and 3 years	261,415

Total	$584,675

Note 19 - Transactions and balances with related parties:

Stockholders

Modelo invests in the capital stock of its subsidiaries by taking part in their formation and acquiring shares in the companies as an investment through its wholly owned subsidiary Diblo that directly invests in the shares of its subsidiaries (including the Business), which as mentioned in Note 1, are involved mainly in the production, distribution and sale of beer in Mexico and abroad. Both, Modelo and Diblo made loans to the Business disclosed later in this note.

Affiliated companies

Diblo, has various subsidiaries that provide services to the Business. These services include the purchase and sale of packaging material, raw material, bottles and package, maintenance of property, plant and equipment and others, freight and administrative and technical personnel and other services. Accounts receivable with affiliated companies in 2011 are mainly due to sale of packaging material, raw material, bottles and package.

Other related parties

The sale of beer is made predominantly through one related party which is also a subsidiary of Diblo.

Dirección de Fábricas and subsidiaries (DIFA)—is engaged in the manufacture of glass bottles. The Business has a relationship with DIFA, since Diblo, S. A. de C. V. holds a 46% interest in DIFA. DIFA is the principal supplier of glass bottles to the Business.

Related party balances associated to the transactions described above, are shown below:

Related parties	December 31, 2012	December 31, 2011	January 1, 2011
Accounts receivable:

Other related parties	$181,675,784	$19,278,949	$101,202,064

Affiliated companies:

Cervecería Modelo, S. A. de C. V.	—	11,866,955	—
Cervecería Modelo de Torreón, S. A. de C. V.	—	7,052,464	—
Cervecería del Pacifico, S. A. de C. V.	—	1,410,493	—

	$181,675,784	$39,608,861	$101,202,064

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

	December 31, 2012	December 31, 2011	January 1, 2011
Accounts payable:

Affiliated companies

Compañía Cervecera de Zacatecas, S. A. de C. V.	45,759,000	25,130,334	33,875,594
Envases y Tapas Modelo, S. A. de C. V.	25,351,177	20,255,714	11,946,957
Extractos y Maltas, S. A. de C. V.	17,715,163	10,326,009	26,351,950
Diblo Corporativo, S. A. de C. V.	14,417,340	—	—
Integrow Malt Llc.	10,166,452	2,619,712	20,159,299
Cervecería Modelo, S. A. de C. V.	9,213,704	—	10,120,556
Inamex de Cerveza y Malta, S. A. de C. V.	7,098,222	5,368,423	4,325,031
Cenexis, S. A. de C. V.	602,012	778,546	71,797
Cebadas y Maltas, S. A. de C. V.	—	—	20,370,319
Otras compañías afiliadas	6,281,621	9,456,633	29,827,248

	136,604,691	73,935,371	157,048,751

Stockholders (Owner’s)

Diblo, S. A. de C. V.	11,945,491	20,429,940	520,741,973
Grupo Modelo, S. A. B. de C. V.	5,135,336	5,068,606	35,238,809

	17,080,827	25,498,546	555,980,782

Other related parties	287,202,851	346,565,488	177,124,194

	$440,888,369	$445,999,405	$890,153,727

Borrowings:

Stockholders:

Diblo, S. A. de C. V. [1]	$2,047,000,000	$3,547,000,000	$3,377,000,000
Grupo Modelo, S. A. B. de C. V. [1]	880,000,000	880,000,000	1,100,000,000

Total short and long term borrowings	$2,927,000,000	$4,427,000,000	$4,477,000,000

[1]

Diblo, S. A. de C. V. and Grupo Modelo, S. A. B. de C. V., provide a revolving credit facility to the Business, without specific guarantee. Beginning January 1, 2011 the Business has calculated a market interest rate over the average daily balance that it has available at the interbank interest rate + 1% -TIIE for its Spanish acronym- (5.84% and 5.80% at December 31, 2012 and 2011, respectively). The payment of the principal balance is made considering the expected cash flows and the working capital needs of the Business.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

The main transactions carried out during the years ended December 31, 2012 and 2011 with related parties are the same that were carried at fair value and are described below:

	Year ended December 31,
Description	2012	2011

Expenses:

Affiliated companies
Packaging material	$993,936,029	$690,154,485
Raw material	570,941,785	408,151,458
Administrative, technical and personnel services	553,250,979	369,292,743
Freight	261,521,879	214,964,415
Maintenance of Plant and equipment	42,586,266	58,659,232
Maintenance and others	10,857,649	213,532

	2,433,094,587	1,741,435,865

Stockholders
Interest	213,098,780	269,606,262

Other related parties
Bottles and package	2,609,828,213	1,883,543,502

	$5,256,021,580	$3,894,585,629

Revenue for:

Affiliated companies
Royalties	1,220,881,272	859,900,064
Accessories and spare parts	2,236,096	—
Raw material and finished goods	980,825	16,052,754
Other	118,820	499,251
Sale of plant and equipment	—	33,657,738

	1,224,217,013	910,109,807

Other related parties:
Beer sales	9,902,391,158	6,850,203,857

	$11,126,608,171	$7,760,313,664

Remuneration of key management personnel

As previously mentioned, the Business is part of Modelo, where all decisions, control, and key strategy are managed directly at corporate, therefore the Business does not have any key executives. The General Management and the Finance Management of the Business have an operative role in relation to the decisions taken at corporate level. The key personnel of Modelo control and direct the operations of the Business. Payments to these personnel are made by a different subsidiary. It is not possible to determine with certainty the charges that the Business receives for the mentioned key personnel, although a portion of the key management remuneration is included in the carve-out allocations (see Note 1). The compensation of key personal is disclosed in the consolidated financial statements of Modelo and its subsidiaries.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

Note 20 - Subsequent events:

As mentioned in Note 1, the merger between AB InBev and Grupo Modelo proposed in June 2012 was blocked by the U.S. Department of Justice based on the anti-trust grounds. On April 19, 2013, AB InBev and Grupo Modelo reached a settlement agreement with the U.S. Department of Justice based on a revised merger agreement. Pursuant to this revised merger agreement, Grupo Modelo would sell its U.S. business to Constellation Brands and AB InBev would acquire the 50% equity interest in Grupo Modelo that it does not already own. The revised agreement was subject to regulatory approvals in the U.S. and Mexico. On April 22, 2013 the U.S. Federal Court approved the revised merger agreement. Grupo Modelo expects to complete the divestiture of its U.S. business by June 2013.

Note 21 - Effects of the transition to IFRS:

These are the first carve-out combined financial statements of the Business prepared under IFRS.

The accounting policies established in Note 2 have been applied in preparing the carve-out combined financial statements for the year ended December 31, 2012 and the comparative information for the year ended December 31, 2011, and the preparation of the opening carve-out combined statement of financial position under IFRS at January 1, 2011 (transition date for the Business).

When preparing the opening carve-out combined statement of financial position under IFRS, the Business adjusted figures previously reported in the carve-out combined financial statements prepared in accordance with NIF. Following is an explanation of the manner in which the transition from NIF to IFRS has affected the Business’ financial position, its financial performance and its cash flows:

The effects of adopting IFRS are summarized in this note, as follows:

(i)	Initial elections at the adoption date.

(ii)	Reconciliation of NIF and IFRS.

(iii)	Adjustments to the carve-out combined statement of cash flows.

(i)	Initial elections at the adoption date

Following are IFRS 1 optional exemptions and obligatory exceptions applied when converting NIF to IFRS.

The Business applied the following exemptions:

The Business chose the alternative of deemed cost for plant and equipment as described in section ii) adjustment a) below.

The Business elected to recognize items of property at fair value at January 1, 2011, as described below.

IFRS obligatory exceptions

Following are the IFRS 1 obligatory exceptions having some impact on the Business:

Estimates - Estimates under IFRS at January 1, 2011 are consistent with estimates made to date in accordance with NIF.

Derecognition of financial assets and liabilities - The Business has not recognized any financial assets or liabilities previously disposed of under NIF.

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

(ii)	Reconciliation of NIF and IFRS

IFRS 1 requires presentation of the reconciliation of stockholders’ equity, corresponding to the Parent’s net investment in the Business for this carve-out purposes, carve-out combined comprehensive income and carve-out combined cash flows for prior periods. The following tables represent the reconciliation of NIF and IFRS for the respective periods indicated for parent’s net investment in the business and comprehensive income.

Reconciliation of NIF and IFRS required by IFRS 1

Following are the effects of adopting IFRS on equity at January 1 and December 31, 2011:

Concept	Note	December 31, 2011	January 1, 2011
Parent’s net investment in the business under NIF		$4,405,309,820	$3,571,220,040

Revaluation of property, plant and equipment	a	90,002,350	90,002,350
Employee benefits	b	(7,952,518)	(13,186,152)
Deferred income tax adjustment	d	(22,973,953)	(21,508,535)
Initial income tax adjustment	d		46,476,419

Parent’s net investment in the business under IFRS		$4,464,385,699	$3,673,004,122

Comprehensive income - Reconciliation for the year ended December 31, 2011, previously reported under NIF against IFRS

		December 31, 2011
Carve-out combined net income for the year	Note
Net income under NIF (including carve-out effects)		$1,152,173,589

Employee benefits	b	518,668
Deferred income tax	d	(46,621,646)

Net income under IFRS		$1,106,070,611

Other comprehensive items:
Employee benefits remeasurement	b	4,714,966
Deferred income tax in comprehensive income		(1,320,191)

Total other comprehensive items		3,394,775

Comprehensive income under IFRS		$1,109,465,386

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011

The main impacts of the adoption of IFRS and changes in accounting policies are described below:

Adjustments

a.	Property, plant and equipment - The Business elected the option under IFRS 1, which allows property, plant and equipment at the time of initial measurement to be stated at their deemed cost (fair value or value recognized under NIF at the date of transition). In this case, the Business carried out appraisals of the land, through an independent appraiser. The appraisals increased the value of the land by $90,002,350 on January 1, 2011. For all other property, plant and equipment, the Business chose the IFRS 1 option and valued property, plant and equipment under NIF at the transition date. These values are stated at historical cost plus restated values for all acquisitions up to December 31, 2007, determined by applying National Consumer Price Index (NCPI) factors to acquisition cost from the date of acquisition to December 31, 2007.

Effective January 1, 2011, the Business will use the historical cost method for valuing property, plant and equipment.

Following is the book value under NIF and the fair value of the assets revalued (land) at the transition date:

	Book value	Appraisal adjustment	Fair value
Land	$31,517,582	$90,002,350	$121,519,932

b.	Employee benefits - Under NIF there is a transition liability to be amortized while for IFRS this transition liability was allowed to be amortized up to 2004. Therefore, the transition asset/liability existing under NIF as of January 1, 2011 will be reversed against retained earnings at the date of adoption.

Given the early adoption of the new standard IAS 19 being effective of January 1, 2013, the Business has recognized in equity the required amendments to the plan. The changes include the elimination of the corridor approach, differences in the allocation of the pension costs for its presentation in different line items. As such, the financial cost will be presented within finance costs, the actuarial gains and losses will be recognized directly in retained earnings.

Termination benefits recognized under NIF are not permitted under IFRS except when the Business is demonstrably committed to terminate employment for an employee or a group of employees before the normal retirement date or whenever an employee accepts voluntary redundancy. Therefore, the Business will only recognize this liability when a detailed formal plan is in place for the employees affected.

The net impact of these benefits increased the employee benefit liability by $13,186,152 at January 1, 2011 and by $7,952,518 at December 31, 2011.

c.

Effects of inflation - In order for an economy to qualify as hyperinflationary under NIF, accumulated inflation for the last three years must equal or exceed 26%, therefore the Business suspended the recognition of inflationary effects on its financial information as of January 1, 2008. In order to recognize these effects under IFRS, cumulative inflation over the last three years must be equal to or

Piedras Negras Brewery Business

Notes to the Carve-out Combined Financial Statements

For the years ended December 31, 2012 and 2011 and January 1, 2011 greater than 100%. Since January 1, 1998 there has been no such inflation effects in Mexico, therefore the Business has eliminated the inflation effects of those items in which there is no option under IFRS 1 to continue recognizing the deemed cost against retained earnings. The only impact derived from not recognizing the inflation effects refers to the capital stock, which was adjusted against retained earnings for an amount of $53,993,200. This effect does not modify the Business equity.

d.	Deferred income tax - The methodology and recognition of deferred income tax under IFRS and NIF are virtually the same. The deferred income tax adjustment represents the effect of deferred income tax resulting from the change in book value of land, and accounting for employee benefits due to the adoption of IFRS.

On the other hand, the fiscal values used in the determination of the deferred income tax of certain items of property, plant and equipment and intangible assets were reviewed during 2011 under NIF, these caused a reduction in the deferred income tax liability and an increase in the net income for the year of $46,476,419. The effects were included at the transition date for IFRS adoption purposes.

e.	Parent’s net investment in the Business - Transition adjustments were recognized against retained earnings at January 1, 2011. These adjustments were derived from the adoption mentioned in the points above. The retained earnings at January 1, 2011 were increased by $155,777,282.

Reclassifications

f.	Advance payments for the purchase of inventory and property, plant and equipment - Under NIF, advances to suppliers for the acquisition of inventory and property, plant and equipment were shown in the carve-out combined statement of financial position as long or short-term advance payments, as appropriate. Under IFRS, no such differentiation is made and those items are usually shown separately under each of the respective captions. Therefore, advance payments of this type under NIF were reclassified to inventory and to property, plant and equipment, on the basis of their features. These reclassifications were made on the basis of the balances presented under NIF. At January 1, 2011, $138,388,026 was reclassified from non-current advanced payments to property, plant and equipment and $96,073,814 from current advanced payments to inventories. At December 31, 2011, $303,805,142 was reclassified from non-current advanced payments to property, plant and equipment, and $37,040,931 from current advanced payments to inventories.

g.	PTU - Under IFRS, PTU is considered a short-term employee benefit, shown under operating costs and expenses, while under NIF, it was shown under other expenses. For the year 2011, $3,762,944 was reclassified to cost.

h.	Other (expenses) income, net - Under IFRS, other expenses and income must form part of operating income. For NIF purposes, this line item was shown after the operating profit.

i.	Furthermore, in the carve-out combined statement of financial position under NIF, the legal reserve was presented as an item of retained earnings and under IFRS it is presented in a separate item of reserves.

(iii)	Adjustments to the carve-out combined statement of cash flows

The transition from NIF to IFRS did not have a significant effect on the Business cash flows. Reconciling items pertaining to the presentation under NIF and under IFRS had no impact on cash flows generated.

C.P. Emilio Fullaondo Botella	C.P. Narciso Gálvez Peña
Vice President of Administration and Finance	Director of Tax, Consolidation and Normative
Grupo Modelo, S.A.B. de C.V.	Grupo Modelo, S.A.B. de C.V.